Exhibit (j)(2)

                            [LETTERHEAD OF DECHERT]

July 31, 2001

Pilgrim Financial Services Fund, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Re:  Pilgrim Financial Services Fund, Inc.
     (File Nos. 333-33445 and 811-4504)

Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 12 to the Registration Statement of Pilgrim Financial Services Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert